UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2012

PACIFIC MERCANTILE BANCORP

(Exact name of registrant as specified in its charter)

California	0-30777	33-0898238
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

949 South Coast Drive, Costa Mesa, California	92626
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (714) 438-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On August 27, 2012, Pacific Mercantile Bancorp (the “Company”) issued a press release to report management changes at its wholly-owned banking subsidiary, Pacific Mercantile Bank (the “Bank”), including the assumption by Raymond E. Dellerba, who is and continues as President and CEO of the Company, of a new role with the Bank as its Vice Chairman. As stated in the press release, Mr. Dellerba’s decision to assume this new role with the Bank was prompted by a desire on his part to devote more of his time and energies, as President and CEO of the Company, on the development and implementation of strategic plans that will move the Company and the Bank forward to a successful long-term future.

The press release also reports that the Board has initiated a search for a new President and CEO for the Bank to assume Mr. Dellerba duties in that position, as well as the establishment of an Office of President to manage the day to day operations of the Bank on an interim basis until a new Bank President is hired.

The foregoing description of the press release is not intended to be complete and is qualified by reference to the press release itself, a copy of which is attached as Exhibit 99.1 to, and is incorporated by this reference into, this Current Report on Form 8-K.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and neither such information nor Exhibit 99.1 shall be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Item 8.01	Other Events.

Raymond E. Dellerba is the Company’s President and CEO and since 1999 has been the President and CEO of the Bank, the Company’s wholly-owned banking subsidiary.

Mr. Dellerba has decided to assume a new role with the Bank as its Vice Chairman, to enable him, as President and CEO of the Company, to devote more of this time and energies on the development and implementation of strategic plans to enable the Company to offer more services to banking customers, grow the value of the Company’s banking franchise and enhance long-term shareholder value. The Board of Directors of the Bank approved that change in his position with the Bank effective August 24, 2012.

On that same date, the Bank’s Board of Directors also took the following related actions:

(1) established a committee, comprised of outside directors, to conduct a search for and hire a new president for the Bank to assume Mr. Dellerba’s duties as President of the Bank; and

(2) to ensure continuity of the management of the Bank’s day-to-day operations during that search process, established an interim Office of the President, which is comprised of the Bank’s senior officers and is headed by Howard Gould, who has performed similar roles during management transitions at other Southern California banking institutions.

Mr. Gould has had a 35-year career as a senior banker, consultant and regulator, including as Vice Chairman and Chief Operating Officer of one of California’s largest regional banks and two appointments as California’s chief banking regulator. In 2005, Mr. Gould joined Carpenter & Company, which is a bank holding company, capitalized in 2008, with expertise and a track record of success in managing financial institutions.

As previously reported, on April 20, 2012 two investment funds managed by the Carpenter & Company (the “Carpenter Funds”) purchased a total of 4,201,278 shares of the Company’s common stock at a price of $6.26 per share in cash, or $26.3 million in the aggregate. As a result of that purchase, the Carpenter Funds became and are the Company’s largest shareholder, owning in the aggregate approximately 26% of the Company’s outstanding voting securities. The Carpenter Funds also own stock purchase warrants which, subject to certain conditions, will entitle them to purchase up to an additional 408,834 shares of Company common stock at a price of $6.26 per share.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibit is being furnished pursuant to Item 2.02 above.

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 27, 2012, reporting changes in management of the Company’s wholly-owned banking subsidiary, Pacific Mercantile Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PACIFIC MERCANTILE BANCORP

Date: August 28, 2012	By:	/S/ NANCY A. GRAY
Nancy A. Gray, Senior Executive Vice President and Chief Financial Officer

S-1

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

99.1	Press Release issued August 27, 2012, reporting changes in management of the Company’s wholly-owned banking subsidiary, Pacific Mercantile Bank.

E-1